Exhibit 99.2
Employee Communication

An Important Message from Dr. Marlon

This morning, in a joint news release, UnitedHealth Group, one of the nation’s premier health insurers, announced that it had reached an agreement to acquire Sierra Health Services. The acquisition, valued at $2.6 billion or $43.50 per share of Sierra stock, is expected to close by the end of 2007 or sooner, subject to regulatory approval and approval by Sierra’s shareholders. Once the acquisition is closed, Sierra’s operations would become part of UnitedHealth Group.

In my opinion, this merger makes sense. UnitedHealth’s national scope, reputation for affordable, quality product design and overall credibility with decision-makers, assures me that the best interests of our customers, providers and employees will be considered.

My colleague from UnitedHealth, Steve Hemsley, president and chief executive officer, had this to say in today’s news release. “Combining UnitedHealth and Sierra brings together two innovative companies that have a heritage of providing consumers access to affordable, quality medical care. Together, this enterprise will have the scale, resources and commitment to offer a more comprehensive range of affordable services to our clients in the highly competitive health benefits marketplace in Nevada and the Southwest, as well as for clients with business interests across the country.”

In addition to our longstanding success in the development of affordable products for our members, UnitedHealth recognizes the importance of our unique business model, which integrates health benefits with health delivery, such as that provided at Southwest Medical Associates. UnitedHealth believes strongly in SMA and intends to leverage the expertise of the physician group to gain new insights into clinical excellence that can be applied in a wider variety of care delivery settings throughout United’s enterprise.

At this time, there are no plans to alter benefits or services for our members, including network access to physician providers and hospitals. Sierra’s well-known product names will be retained and members with plans through any of our subsidiary companies will see their benefits remain intact. As the integration continues, members, providers, employees and other key constituents should expect a seamless transition. Sierra’s operations are expected to remain as they are, including the location of our businesses. When the acquisition is completed, Jon Bunker, our current president and chief operating officer, will oversee the southwest regional operations of United, which also include businesses in Arizona, Colorado, Idaho, Montana, New Mexico, Oklahoma, Texas, Utah and Wyoming.

I know you have many questions. Some of these we are able to answer now, some will be answered as we move to complete the acquisition and continue integrating the two companies. Attached is a preliminary question and answer sheet that will provide you some initial thoughts on this announcement. Additionally, we have scheduled three meetings today for various members of our team. I will be present at these meetings, as will Jon Bunker and Ken Burdick, CEO of UnitedHealthcare from UnitedHealth Group. If you fall into one of the following categories of employee, please make every effort to arrange your schedules in order to attend these important meetings. If you do not fall into one of these categories, your supervisor will share the information with you.

All meetings will take place in the Chairman’s Auditorium in the 2716 Building on our main campus.

10:00am Senior Management (Director-level and above)
1:00pm Manager or Supervisor-level staff
6:30pm Physicians, Physician Extenders and Clinic Management

I will continue in my current position until the acquisition closes. At that time, UnitedHealth has asked that I remain employed at least for an additional year to make sure the transition proceeds smoothly.

I recognize that this is a bittersweet moment for many of us in the Sierra family. I am so very proud of the work we have accomplished together. The dedication each of you has brought to your jobs has made Sierra not only the leading health care company in Nevada, but a company with a solid reputation for excellence in the communities we serve. I believe this reputation will only be enhanced when we combine our operations with UnitedHealth Group, a company that is without a doubt, one of the premier health benefits companies in the nation, whose own reputation for excellence extends from coast to coast.

Employee Q&A

1.	Why is UnitedHealth acquiring Sierra?

The transaction combines two innovative industry leaders that have a shared heritage of providing consumers access to affordable, quality health care. The acquisition will accelerate UnitedHealth’s expansion in the fast-growing Southwest region and create new product growth opportunities for consumer-directed offerings in individual and small business markets. It will also enable UnitedHealth to provide additional senior health services in a region that is attractive to retirees.

2.	Why is this transaction in the best interests of Sierra and its shareholders?

UnitedHealth’s offer represents a 21% premium to Sierra’s closing price on the last trading day before the announcement and reflects fair value for Sierra. Sierra shareholders will receive all-cash consideration for their shares and we expect shareholders to react favorably. The transaction has been unanimously approved by the Boards of Directors of both companies.

3.	What is the plan for integrating Sierra with UnitedHealth’s existing operations in Nevada?

Once the transaction is completed, UnitedHealth intends to integrate its existing Nevada operations into the combined business. Sierra will retain its valuable brand names for its products, as well as its unique structure of high-quality health care providers and services. The combined business will continue under the leadership of Sierra’s current senior management team.

Sierra’s organization and systems will initially remain as-is.

4.	Are Sierra’s integrated model and UnitedHealth’s network model compatible? Will UnitedHealth retain SMA and the care delivery side of the business?

SMA will be a critically important part of the combined business. SMA is a long-time leader in the delivery of quality, affordable care. UnitedHealth anticipates significant opportunities to integrate SMA’s expertise with UnitedHealth’s existing data assets to gain new insights into clinical excellence that can be applied in a wide variety of broader care delivery settings.

5.	Will UnitedHealth close or divest any of Sierra’s businesses, such as its home care, hospice care and behavioral health services subsidiaries?

UnitedHealth intends to retain Sierra’s current business structure - including all of its subsidiaries - and its valuable brand and product names.

6.	Will Sierra remain headquartered in Las Vegas?

Yes.

7.	To reach its cost savings targets, how many jobs does UnitedHealth plan to cut? In what departments/functions will those cuts be made?

The primary motivation for this transaction is to enhance the ability of the combined enterprise to build its business and serve its customers. Sierra’s business will remain essentially the same, so it should be business as usual for the vast majority of Sierra employees. But integrating UnitedHealth’s Nevada operations into Sierra’s operations will result in some duplication of functions. In addition, the acquisition by UnitedHealth will eliminate the need for Sierra to maintain its current public company infrastructure.

8.	Will UnitedHealth offer severance packages and outplacement services for Sierra employees who lose their jobs as a result of this transaction?

Like all companies, UnitedHealth continually evaluates its staffing needs to ensure that it is operating in an efficient manner. When it becomes necessary to eliminate positions, UnitedHealth is committed to treating its employees fairly and helping them make transitions to new employment opportunities.

9.	What will happen to Sierra employees’ stock purchase plans, 401(k) plans, stock options and restricted units?

UnitedHealth and Sierra will work together to ensure that Sierra employees experience a smooth transition to new incentive and retirement plans. More detailed information will be made available as the transaction approaches completion.

10.	How will this transaction affect Sierra’s members and patients?

The combined business will be able to provide consumer members with more choice, continued excellent service and access to advanced health care solutions, as well as continuing improvements in the quality of care.

The combined business will provide greater access to comprehensive specialty care services, including dental and vision, behavioral health and complementary health services. The combination will also enable Sierra customers and providers to benefit from the significant investments UnitedHealth has made in advanced technology (for example, electronic ID cards) to streamline administration for providers and improve the quality of care for patients.

11.	Will there be any interruptions or changes to benefits and services for Sierra’s members?

It will be business as usual for Sierra’s consumer members. They will continue to receive the same quality health care as they do now. There will be no interruption in any benefits or services.